                                                                   Exhibit 3(ii)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ST. PAUL BANCORP, INC.


         St. Paul Bancorp, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such resolutions to be considered at a special meeting of the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

               RESOLVED FURTHER, that the Board of Directors of the Corporation hereby approves and adopts the following amendment (the "Charter Amendment") to the first sentence of the first paragraph of
               Article 4 of the Corporation's Certificate of Incorporation:

                    "The total number of shares of all classes of the capital stock which the Corporation has authority to issue is ninety million (90,000,000), of which eighty million (80,000,000) shall be common stock, par value $0.01 per share, amounting in the aggregate to eight hundred thousand dollars ($800,000), and ten million (10,000,000) shall be serial preferred stock, par value $0.01 per share, amounting in the aggregate to one hundred thousand dollars ($100,000)."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the special meeting of the shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

         THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joseph C. Scully, its Chairman and Chief Executive Officer, and Clifford M. Sladnick, its Senior Vice President, General Counsel and Corporate Secretary, this 26th day of June, 1998.


                                         ST. PAUL BANCORP, INC.



                                         By:
                                             -----------------------------------
                                                Joseph C. Scully
                                                Chairman and Chief
                                                Executive Officer


                                         ATTEST:
                                                --------------------------------
                                                       Clifford M. Sladnick
                                                       Senior Vice President,
                                                       General Counsel and
                                                       Corporate Secretary




                                       9